Exhibit 99.1

Regency Energy Partners Announces Key Management Appointments

Company Names Michael J. Bradley President and CEO

with Retirement of Byron R. Kelley

DALLAS, November 9, 2010 – Regency Energy Partners LP (Nasdaq: RGNC) (“Regency”) announced today several management changes, including the appointment of Michael J. Bradley as president and chief executive officer, effective November 22, 2010. Bradley, an industry veteran with nearly 30 years of natural gas pipeline and midstream experience, has been an independent director of Regency since January 2008.

Bradley – who has served as president and chief executive officer of Matrix Service Company since November 2006 – is the successor to Byron Kelley, 63, who announced his retirement today as an officer and director of Regency, effective November 22, 2010. Kelley has served as president and chief executive officer and a director of Regency since April 2008.

Kelley has agreed to assist Regency on a consulting basis for a period of three years.

“I have been commuting weekly from Houston to Dallas for almost three years and, due to personal reasons, have elected to retire to spend more time with my family,” Kelley said. “I am extremely proud to have been associated with all of Regency’s employees, our board of directors and our General Partners, and I want to thank them for their tremendous support over the past three years. With a shared commitment to our success, Regency has achieved considerable growth, moving the company significantly closer toward investment grade metrics.”

“We express our sincerest thanks to Byron for his visionary leadership and numerous contributions to Regency,” said John D. Harkey, chairman of the board of directors of Regency. “Byron has helped define Regency’s goals and outlined the path to achieve them. In addition, he successfully managed Regency through a period of tremendous growth and change, advancing Regency’s position in the market as a premier midstream service provider.”

CEO Appointment

Bradley joins Regency from Matrix Service Company (Nasdaq: MTRX) (“Matrix”), which is headquartered in Tulsa, Okla. Prior to joining Matrix, Bradley served in various leadership positions at both DCP Midstream Partners and Duke Energy Field Services, including CEO of DCP Midstream Partners.

“Mike’s three-year board tenure with Regency, coupled with three decades of midstream management experience, make him an ideal leader for this company,” continued Kelley. “Mike clearly understands Regency’s long-term goals and has been intimately involved in guiding Regency’s accomplishments to date. With Mike at the helm, Regency will not only have an experienced leader, but also the continuity to continue its growth.”

Chief Financial Officer Appointment

Along with the CEO announcement, Regency has appointed Thomas E. Long as executive vice president and chief financial officer, effective December 1, 2010. Long will also assume the role of principal financial officer for SEC purposes.

Long, who has more than 30 years of experience in the upstream, downstream and midstream sectors, also joins Regency from Matrix Service Company, where he has served as vice president and chief financial officer since April 2008. Prior to joining Matrix, Long served as vice president and chief financial officer of DCP Midstream Partners, and in various other executive positions for subsidiaries of Duke Energy.

Chief Commercial Officer Appointment

Regency has appointed Jim Holotik as executive vice president and chief commercial officer. Holotik, who has more than 30 years of exploration and pipeline experience, joins Regency from Energy Transfer Partners, L.P. where he most recently led its merger and acquisition efforts and also served as president of Transwestern Pipeline Company, LLC, a subsidiary of Energy Transfer Partners.

Holotik has also served in various roles at Cornerstone Natural Gas, El Paso Field Services and Endevco Oil and Gas.

Other Management Announcements

Regency has promoted Shannon A. Ming to senior vice president of finance and investor relations, effective immediately. Ming, who joined Regency in April 2006 as director of investor relations, most recently served as vice president of investor relations and corporate finance support. In addition to her current responsibilities, Ming’s expanded role will include managing Regency’s corporate finance, annual budgeting and risk management organizations.

“Through her countless contributions to both the investor relations and corporate finance departments, Shannon has demonstrated tremendous leadership capabilities within our organization,” Kelley said. “She has been invaluable to the company, and this is a well-earned promotion and increase in responsibilities.”

In addition, A. Troy Sturrock, who has served as vice president and controller for Regency since February 2008, has been designated principal accounting officer for SEC reporting purposes. Sturrock, who is a Certified Public Accountant, joined Regency in June 2006 as assistant controller and director of financial reporting and tax.

“These management appointments complete the executive team that will continue to lead Regency on its path of success,” said Harkey. “Tom and Jim’s strong industry backgrounds will complement Mike’s expertise, arming Regency with a seasoned leadership team committed to our business objective of achieving investment grade metrics.”

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, marketing and transportation of natural gas and natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Lyndsay Hannah

Regency Energy Partners

Manager, Communications and Public Relations

214-840-5477

ir@regencygas.com

Media Relations:

Elizabeth Cornelius

HCK2 Partners

972-716-0500 x.26

elizabeth.cornelius@hck2.com